Exhibit 10.22

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of December 30, 2006
Between
HearUSA, Inc.,
as Borrower,
and
SIEMENS HEARING INSTRUMENTS, INC.,
as Lender

$50,000,000

i

ii

EXHIBITS

Exhibit A-1	Form of Tranche A Note
Exhibit A-2	Form of Tranche B Note
Exhibit A-3	Form of Tranche C Note
Exhibit A-4	Form of Tranche D Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Security Agreement
Exhibit D	Form of Conversion Notice
Exhibit E	Form of Statement of Indebtedness and Trade Payables

SCHEDULES

Schedule I	Acquisition Guidelines
Schedule 1.01	Potential Transactions
Schedule 2.05	Existing Warrants
Schedule 6.01	Existing Liens
Schedule 6.02	Certain Indebtedness

iii

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 2006, between HearUSA, Inc. (formerly HEARx, Ltd.), a Delaware corporation (the “Borrower”), and Siemens Hearing Instruments, Inc., a Delaware corporation (the “Lender”).
WITNESSETH:
          WHEREAS, the Borrower and the Lender have been parties to an Amended and Restated Credit Agreement dated as of February 10, 2006, and subsequently amended (as amended, the “Existing Credit Agreement”), pursuant to which the Lender has made certain loans to the Borrower (the “Existing Loans”) for the purposes specified in such Existing Credit Agreement, and to an Amended and Restated Supply Agreement dated as of February 10, 2006, and subsequently amended (as amended, the “Existing Supply Agreement”) pursuant to which the Borrower and its Affiliates are purchasing hearing aids from Lender and its Affiliates; and
          WHEREAS, the Borrower has requested that Lender modify the terms of the Existing Credit Agreement and enter into certain financing arrangements with the Borrower; and
          WHEREAS, the parties now desire to fully amend and restate the Existing Credit Agreement by, among other things, increasing the total commitment thereunder to $50 million, adding an additional tranche and consolidating certain existing tranches; and
          WHEREAS, Borrower and the Lender are desirous of extending their relationship and entering into this Second Amended and Restated Credit Agreement pursuant to which the Lender will make funds available to the Borrower for such purposes and upon the terms and subject to the conditions set forth herein; and
          WHEREAS, the Borrower and the Lender are also extending their supplier relationship and will be parties to an amendment to the Existing Supply Agreement, which will provide for the sale of hearing aids to the Borrower and its Affiliates by the Lender or its Affiliates;
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01. Defined Terms.
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Acquisition Target” means a Person that the Borrower acquires in a Stand-Alone Acquisition.
          “Additional Rebates” means the rebates described in Section 4.6 of the Supply Agreement.
          “Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” means this Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Approved Stock Plan” shall mean any employee benefit plan, stock incentive plan or other similar plan or arrangement which has been approved by the board of directors of the Borrower or any authorized committee thereof, pursuant to which the Borrower’s securities may be issued to any employee, officer, consultant or director for services provided to the Borrower.
          “Base Rebates” means the rebates described in Section 4.5 of the Supply Agreement.
          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
          “Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, having maturities of one year or less from the date of acquisition, (c) commercial paper of an issuer rated at least “A-1” by Standard & Poors or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard and Poors and Moody’s cease publishing ratings of investments, (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (e) repurchase obligations of any lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.

          “Change of Control” means the happening of any of the following events:
          (a) The acquisition, other than in a transaction approved by the Incumbent Board, by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Borrower entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Borrower, (2) any acquisition by the Borrower, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any corporation controlled by the Borrower, or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (c) of this definition; or
          (b) Individuals who, as of the date of this Agreement, constitute the board of directors of the Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Borrower; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Borrower, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the board of directors of the Borrower; or
          (c) Approval by the stockholders of the Borrower of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation that as a result of such transaction owns the Borrower through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or group (excluding any employee benefit plan (or related trust) of the Borrower or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such person or group owned 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Borrower, providing for such Business Combination; or
          (d) Approval by the stockholders of the Borrower of (A) a complete liquidation or dissolution of the Borrower, or (B) the sale or other disposition of all or substantially all of the assets of the Borrower, other than to a corporation with respect to which, following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 25% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any person or group (excluding any employee benefit plan (or related trust) of the Borrower or such corporation), except to the extent that such person or group owned 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Borrower, providing for such sale or other disposition of assets of the Borrower or were elected, appointed or nominated by the board of directors of the Borrower.
          “Closing Date” means the date on which all of the conditions set forth in Sections 3.01 and 3.03 are satisfied, subject, however, to the provisions of Section 3.04.
          “Closing Statement” means a statement of the Indebtedness owing to the Lender as of the Closing Date and of the trade payables owing to the Lender as of the Closing Date, in each case both prior to and after the consummation of the transactions that are to occur on the Closing Date, in substantially the form of Exhibit E attached hereto.
          “Collateral Documents” means the Security Agreement and any other document or instrument executed and delivered by a Person granting a Lien on any of its property to secure payment of the Obligations.
          “Commitment Termination Date” means the earlier of (a) thirty (30) days prior to the Maturity Date and (b) such other date as the Commitments may terminate pursuant to the provisions of this Agreement.
          “Commitments” means, collectively, the Tranche B Loan Commitment, the Tranche C Loan Commitment and the Tranche D Loan Commitment.

          “Common Stock” shall mean and include the Borrower’s common stock, $0.10 par value, now or hereafter authorized by the Borrower’s certificate of incorporation.
          “Consolidated Net Income” means, for any period with respect to any specified Person or operations for which financial statements are prepared, the Net Income of such Person or operations and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders.
          “Conversion Price” means $3.30, subject to adjustment as set forth in Section 2.10(g).
          “Convertible Securities” means any convertible securities, Options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.
          “Current Assets” means, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries on a consolidated basis at such date, determined in conformity with GAAP.
          “Current Liabilities” means, with respect to any Person at any date, the total consolidated current liabilities of such Person and its Subsidiaries on a consolidated basis at such date, determined in conformity with GAAP.
          “Current Market Price” means the average of the daily closing prices of one share of Common Stock for the thirty (30) consecutive Trading Days ending before the day in question and such average will be adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) Trading Day period. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the Principal Market. Notwithstanding the foregoing, if the Common Stock is not traded in such manner that the prices referred to above are available for the period required hereunder, the Current Market Price shall be determined in good faith by the board of directors of the Borrower.
          “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.
          “Distribution Date” has the meaning assigned to such term in the Rights Agreement.
          “Dollars” and the sign “$” each mean the lawful money of the United States of America.

          “EBITDA” means, with respect to any Person or operations for which financial statements are prepared, at any time, for the then most recently completed four fiscal quarters of such Person or operations, the sum of the following amounts (without duplication) in respect of such Person and its Subsidiaries or such operations, determined on a consolidated basis in accordance with GAAP:
          (a) Consolidated Net Income for such period;
          (b) all amounts deducted from net revenues in determining such Consolidated Net Income for such period on account of (i) Interest Expense and interest on the Loans and (ii) Taxes payable in respect of income of such Person;
          (c) all charges or deductions for depreciation or amortization for such period to the extent deducted in determining Consolidated Net Income for such period; and
          (d) all non-recurring losses and all losses from investments recorded using the equity method for such period to the extent deducted in determining Consolidated Net Income for such period;
          less the amount of all non-recurring gains and all gains from investments recorded using the equity method for such period to the extent included in determining Consolidated Net Income for such period.
          “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
          “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
          “Event of Default” has the meaning specified in Section 7.01.
          “Excess Cash Flow” means, with respect to any Person or operations for which financial statements are prepared, at any time, for the then most recently completed four fiscal quarters of such Person or operations, the sum of the following amounts (without duplication) in respect of such Person and its Subsidiaries or such operations, determined on a consolidated basis in accordance with GAAP:
          (a) Consolidated Net Income for such period;

          (b) all amounts deducted from net revenues in determining such Consolidated Net Income for such period on account of (i) Interest Expense and interest on the Loans and (ii) Taxes payable in respect of income of such Person;
          (c) all charges or deductions for depreciation or amortization for such period to the extent deducted in determining Consolidated Net Income for such period;
          (d) all non-recurring losses and all losses from investments recorded using the equity method for such period to the extent deducted in determining Consolidated Net Income for such period; and
          (e) all charges or deductions for bad debts for such period to the extent deducted in determining Consolidated Net Income for such period;
          Less:
          (f) the amount of all non-recurring gains and all gains from investments recorded using the equity method for such period to the extent included in determining Consolidated Net Income for such period;
          (g) the amount of all credits or decreases in cost of products sold for such period to the extent decreased in determining Consolidated Net Income for such period, pursuant to Section 2.03(d) of this Credit Agreement; and
          (h) scheduled and mandatory cash principal and interest payments on Indebtedness made by Borrower or any of its Subsidiaries (other than the Loans) during such period to the extent such other Indebtedness is permitted herein and such payments are permitted to be made herein.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Issuances” shall mean shares of Common Stock (a) deemed to have been issued by the Borrower in connection with an Approved Stock Plan; (b) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Closing Date, provided that except in connection with the potential transactions set forth on Schedule 1.01 attached hereto, such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities (i) is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Closing Date, (ii) such Options or Convertible Securities are not amended after the date immediately preceding the Closing Date other than with respect to Options originally issued pursuant to an Approved Stock Plan and (iii) the purchase or exercise price provided for in any such Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any such Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock does not change at any time after the Closing Date; and (c) issued to the public pursuant to an underwritten offering registered pursuant to the Securities Act (but in all events excluding offerings pursuant to “equity lines” or similar products).

          “Existing Credit Agreement” has the meaning set forth in the Recitals to this Agreement.
          “Existing Tranche A Loan” means the outstanding “Tranche A Loan” under the Existing Credit Agreement as of the Closing Date.
          “Existing Tranche B Loan” means the outstanding “Tranche B Loan” under the Existing Credit Agreement as of the Closing Date.
          “Existing Tranche C Loan” means the Existing Tranche C-1 Loan, the Existing Tranche C-2 Loan, the Existing Tranche C-3 Loan and the Existing Tranche C-3 Accrued Interest.
          “Existing Tranche C-1 Loan” means the outstanding “Tranche C-1 Loan” under the Existing Credit Agreement as of the Closing Date.
          “Existing Tranche C-2 Loan” means the outstanding “Tranche C-2 Loan” under the Existing Credit Agreement as of the Closing Date.
          “Existing Tranche C-3 Loan” means the outstanding “Tranche C-3 Loan” under the Existing Credit Agreement as of the Closing Date.
          “Existing Tranche C-3 Accrued Interest” means the accrued and unpaid and capitalized interest on the Existing Tranche C-3 Loan as of the Closing Date.
          “Fiscal Quarter” means each of the three month periods ending on the last Saturday during the months of March, June, September and December.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Indebtedness” means, as to any Person: (a) indebtedness created, issued, existing or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days from the date Borrower receives statement for such goods or services and other than trade accounts payable that are being contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of such Person in conformity with GAAP; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) Indebtedness of others guaranteed by such Person.
          “Indemnified Matters” has the meaning specified in Section 8.04(b).
          “Indemnitee” has the meaning specified in Section 8.04(b).
          “Interest Expense” means, for any fiscal period, for any Person or operations for which financial statements are prepared, all interest expense calculated on a consolidated basis for such Person and its Subsidiaries or such operations in respect of Indebtedness, including any commitment, standby, agency or other fees charged in respect of the provision of any such Indebtedness, any fee payable in respect of the issuance of any letter of credit or letter of guarantee, the imputed interest component of any bankers’ acceptance or other security issued by any such Person or in respect of such operations, the interest component under any capital lease or under any lease, or under any interest rate protection agreement entered into by any such Person or in respect of such operations, all as determined in accordance with GAAP.
          “Investor Rights Agreement” means the Investor Rights Agreement dated as of the Closing Date, between the Borrower and the Lender, as amended, supplemented or modified from time to time.
          “Investment” has the meaning specified in Section 6.12.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the UCC or comparable law of any jurisdiction, of any financing statement evidencing a valid lien naming the owner of the asset to which such Lien relates as debtor.
          “Loan Balance” means the then outstanding principal plus accrued and unpaid interest in respect of the Tranche A Loan, Tranche B Loan, Tranche C Loan or Tranche D Loan, as the context shall specify.
          “Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents and each certificate, agreement or document executed by the Borrower or any other Person (other than the Lender) and delivered to the Lender in connection with or pursuant to any of the foregoing.
          “Loan Payment Date” means the Tranche A Loan Payment Date, the Tranche B Loan Payment Date, the Tranche C Loan Payment Date or the Tranche D Loan Payment Date, as applicable.

          “Loans” means, collectively, the Tranche A Loan, the Tranche B Loans, the Tranche C Loans and the Tranche D Loans.
          “Material Adverse Change” means a material adverse change in any of (a) the legality, validity or enforceability of any Loan Document, (b) the ability of the Borrower to repay the Obligations or to perform its obligations under any Loan Document, (c) the ability of the Lender to obtain recourse to any of the collateral described in the Collateral Documents, or (d) the rights and remedies of the Lender under any of the Loan Documents.
          “Material Adverse Effect” means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.
          “Maturity Date” means February 10, 2013.
          “Maximum Commitment” means $50,000,000.
          “Minimum Issuance Price” means, as of any date of determination, eighty-five percent (85%) of the Current Market Price as of such date .
          “Minimum Purchase Requirement” as of the end of any Fiscal Quarter, means the requirement that the number of hearing aids that the Borrower purchase from the Lender pursuant to the Supply Agreement, net of returns, during the four (4) consecutive Fiscal Quarters then ended, equal at least ninety percent (90%) of all hearing aids purchased by the Borrower from all sources, net of returns, during such period.
          “Net Income (Loss)” means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.
          “Notes” means, collectively, the Tranche A Note, the Tranche B Note, the Tranche C Note and the Tranche D Note.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).
          “Obligations” means the Loans, the Notes and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term “Obligations” includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
          “Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities of the Borrower.

          “Other Taxes” has the meaning specified in Section 2.09(b).
          “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
          “Permitted Acquisition Indebtedness” means subordinated unsecured Indebtedness of the Borrower that satisfies each of the following conditions:
          (a) the Indebtedness is incurred to finance a portion of the purchase price of a Stand-Alone Acquisition;
          (b) no Default or Event of Default shall be in existence at the time of the incurrence of such Indebtedness and no Default or Event of Default would result from the incurrence of such Indebtedness;
          (c) no less than three (3) days prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Lender projections demonstrating that the incurrence of such Indebtedness would not impair the Borrower’s ability to make payments owing to the Lender under this Agreement and the Supply Agreement as and when such payments are due; and
          (d) the other terms and conditions of such Permitted Subordinated Indebtedness shall be, in Lender’s reasonable opinion, at then prevailing market standards for companies similarly situated, including limited acceleration rights, priority in bankruptcy to the Obligations, payover provisions and waiver of defenses.
          “Permitted Liens” means Liens permitted under Section 6.01 of this Agreement.
          “Permitted Senior Indebtedness” means senior unsecured Indebtedness of Borrower to non-Affiliates of the Borrower that satisfies each of the following conditions:
          (a) in the reasonable judgment of the Lender, the Borrower will be able to service the Permitted Senior Indebtedness without substantially jeopardizing the ability of the Borrower to pay all principal and interest on its Indebtedness under reasonably adverse business circumstances;
          (b) there are no sinking fund or mandatory payments or prepayments of principal due in respect of such Permitted Senior Indebtedness prior to the Maturity Date;
          (c) after giving effect to the incurrence of such Permitted Senior Indebtedness, the Borrower’s ratio of (i) Total Debt to (ii) its Stockholders’ Equity shall be, on a pro forma basis, equal to or less than 2.5:1.0;
          (d) after giving effect to the incurrence of such Permitted Senior Indebtedness, the Borrower’s ratio of EBITDA to the Borrower’s aggregate Interest Expense (including, without limitation, interest paid hereunder) shall be, on a pro forma basis, equal to or greater than 3.0:1.0;

          (e) the other terms and conditions of such Indebtedness, shall be, in the Lender’s reasonable judgment, at then prevailing market standards for companies similarly situated.
For purposes of this definition, “pro forma” means, for any calculation, on the basis of the most recently completed rolling four-Fiscal Quarter period, but assuming the incurrence of the proposed Indebtedness on the first day of such period.
          “Permitted Subordinated Indebtedness” means subordinated unsecured Indebtedness of the Borrower that satisfies each of the following conditions:
     (a) the final maturity of such Permitted Subordinated Indebtedness is later than the Maturity Date;
     (b) there are no sinking fund or mandatory payments or prepayments of principal due in respect of such Permitted Subordinated Indebtedness prior to the Maturity Date; and
     (c) the other terms and conditions of such Permitted Subordinated Indebtedness shall be, in Lender’s reasonable opinion, at then prevailing market standards for companies similarly situated, including limited acceleration rights, priority in bankruptcy to the Obligations, payover provisions and waiver of defenses.
          “Person” means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.
          “Principal Market” shall mean the American Stock Exchange or such other principal market or exchange on which the Common Stock is then listed for trading.
          “Required Tranche A Payment” shall have the meaning specified in Section 2.03(a).
          “Required Tranche B Payment” shall have the meaning specified in Section 2.03(b).
          “Required Tranche C Payment” shall have the meaning specified in Section 2.03(c).
          “Required Tranche D Payment” shall have the meaning specified in Section 2.03(d).
          “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, federal, state or local securities, antitrust and licensing laws, all health and safety laws, including, without limitation, Environmental Laws, and ERISA, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” means, with respect to any Person, any of the principal executive officers of such Person.
          “Rights Agreement” means the Amended and Restated Rights Agreement dated as of July 11, 2002, between the Borrower and The Bank of New York, as rights agent, as such agreement may be amended, supplemented or modified from time to time.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” means the Amended and Restated Security Agreement entered into between Lender and Borrower effective February 10, 2006, as amended by the Amendment No. 1 dated as of the Closing Date, set out as Exhibit C hereto, as such agreement may be amended, supplemented or modified from time to time.
          “Solvent” means, with respect to any Person, that the value of the assets of such Person (at book value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Specified Notes” means the notes designated as such on Schedule 6.02.
          “Stand-Alone Acquisition” means Borrower’s acquisition of or investment in an Acquisition Target (through the purchase of Stock, other securities or assets or by merger or consolidation), in which the Acquisition Target thereafter remains in a separate location and has a separate “ship to” account with Siemens.
          “Stock” means shares of capital stock, beneficial, membership or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or other entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock, and all Options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subordinated Notes” means the Indebtedness designated as such on Schedule 6.02.
          “Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Supply Agreement” means, collectively, the Amended and Restated Supply Agreement, dated as of the Closing Date, between the Borrower and the Lender, and any other supply or similar agreement entered into by the Lender or any of its Affiliates and the Borrower or any of its Affiliates for the provision of hearing aids by the Lender or any of its Affiliates to the Borrower or any of its Affiliates, in each case, as amended, restated, supplemented or otherwise modified from time to time.
          “Taxes” has the meaning specified in Section 2.09(a).
          “Tranche A Loan” means the Existing Tranche A Loan, which is continued under this Agreement pursuant to Section 2.01(a).
          “Tranche A Loan Payment Date” has the meaning specified in Section 2.03(a).
          “Tranche A Note” means the promissory note of the Borrower payable to the order of the Lender in an aggregate principal amount equal to the Tranche A Loan, in substantially the form of Exhibit A-1, evidencing the aggregate principal amount of the Tranche A Loan by the Lender to the Borrower.
          “Tranche B Loan” means the Existing Tranche B Loan, which is continued under this Agreement pursuant to Section 2.01(b), together with each additional loan made by the Lender to the Borrower after the Closing Date pursuant to Section 2.01(b).
          “Tranche B Loan Commitment” means the agreement of the Lender to continue the Existing Tranche B Loan on the Closing Date, the agreement of the Lender to make additional Tranche B Loans to the Borrower after the Closing Date pursuant to clause (a)(i) of the Acquisition Guidelines and the option of the Lender to make additional Tranche B Loans to the Borrower after the Closing Date pursuant to clause (b)(i) of the Acquisition Guidelines, all in an aggregate principal amount not to exceed $30,000,000 at any time less the aggregate amount outstanding under the Tranche A Loan and Tranche C Loans at such time.
          “Tranche B Loan Payment Date” has the meaning specified in Section 2.03(b).
          “Tranche B Note” means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A-2, evidencing the aggregate principal amount of the Tranche B Loans by the Lender to the Borrower.
          “Tranche C Loan” means the Existing Tranche C Loan, which is continued under this Agreement pursuant to Section 2.01(c), together with each additional loan made by the Lender to the Borrower after the Closing Date pursuant to Section 2.01(c).
          “Tranche C Loan Commitment” means the agreement of the Lender to continue the Existing Tranche C Loan on the Closing Date, the agreement of the Lender to make additional Tranche C Loans to the Borrower after the Closing Date pursuant to clause (a)(i) of the Acquisition Guidelines and the option of the Lender to make Tranche C Loans to the Borrower pursuant to clause (a)(ii) and clause (b)(ii) of the Acquisition Guidelines, all in an aggregate principal amount not to exceed $30,000,000 at any time less the aggregate amount outstanding under the Tranche A Loan and Tranche B Loan at such time.
          “Tranche C Loan Payment Date” has the meaning specified in Section 2.03(c).
          “Tranche C Note” means the promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A-3, evidencing the aggregate principal amount of the Tranche C Loans by the Lender to the Borrower.
          “Tranche D Loan” means each loan made by the Lender to the Borrower pursuant to Section 2.01(d).
          “Tranche D Loan Commitment” means the agreement of the Lender to make the Tranche D Loan to the Borrower on the Closing Date pursuant to Section 2.01(d), the agreement of the Lender to make additional Tranche D Loans to the Borrower after the Closing Date pursuant to clause (a)(i) of the Acquisition Guidelines and the option of the Lender to make additional Tranche D Loans to the Borrower after the Closing Date pursuant to clause (a)(ii) and clause (b) of the Acquisition Guidelines.
          “Tranche D Note” means the promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A-4, evidencing the aggregate principal amount of the Tranche D Loans by the Lender to the Borrower.
          “UCC” means the Uniform Commercial Code, as in effect in any applicable jurisdiction.
          “Voting Stock” means Stock or similar interests, of any class or classes (however designated), the holders of which at the time entitled, as such holders to vote for the election of a majority of the directors (or persons performing similar functions) of the Person involved, whether or not the right to so vote exists by reason of the happening of a contingency.
          “Working Capital” means, for any Person at any date, the amount by which the Current Assets of such Person at such date exceeds the Current Liabilities of such Person at such date.
     Section 1.02. Computation of Time Periods.
          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
     Section 1.03. Accounting Terms.
          All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

     Section 1.04. Certain Terms.
          (a) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.
          (b) The term “Lender” includes its successors and assigns.
ARTICLE II
AMOUNTS AND TERMS OF THE LOAN
     Section 2.01. The Commitments and the Loans.
          (a) Tranche A Loan. As of the Closing Date, the outstanding principal amount of the Existing Tranche A Loan is as set forth on the Closing Statement, and the accrued and unpaid interest thereon is as set forth on the Closing Statement. Said outstanding principal and interest shall be continued as the Tranche A Loan hereunder. The Tranche A Loan shall be repaid pursuant to the terms hereof but once repaid may not be reborrowed. The Tranche A Loan shall be evidenced by the Tranche A Note.
          (b) Tranche B Loans. As of the Closing Date, the outstanding principal balance of the Existing Tranche B Loan is as set forth on the Closing Statement, and the accrued and unpaid interest thereon is as set forth on the Closing Statement. Said outstanding principal and interest shall be continued as the outstanding Tranche B Loans hereunder. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make additional loans to the Borrower as set forth in clause (a)(i) of the Acquisition Guidelines and in its sole and absolute discretion may make additional loans to the Borrower as set forth in clause (b)(i) of the Acquisition Guidelines. Each Tranche B Loan (i) may be made from time to time on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof and (iii) once repaid may be reborrowed. The aggregate outstanding principal amount of all Tranche B Loans may not exceed at any time the amount of the Tranche B Loan Commitment. The aggregate Tranche B Loans shall be evidenced by the Tranche B Note.
          (c) Tranche C Loans. As of the Closing Date, the outstanding principal balance of the Existing Tranche C-1 Loan is as set forth on the Closing Statement and the accrued and unpaid interest thereon is as set forth on the Closing Statement, the outstanding principal balance of the Existing Tranche C-2 Loan is as set forth on the Closing Statement, the outstanding principal balance of the Existing Tranche C-3 Loan is as set forth on the Closing Statement, and the Existing Tranche C-3 Accrued Interest is as set forth on the Closing Statement. The Existing Tranche C Loans shall be continued as a Tranche C Loan hereunder. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make additional Tranche C Loans to the Borrower under as set forth in clause (a)(i) of the Acquisition Guidelines and in its sole and absolute discretion may make additional loans to the Borrower pursuant to clause (a)(ii) and clause (b)(ii) of the Acquisition Guidelines. Each

Tranche C Loan (i) may be made from time to time on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof and (iii) once repaid may be reborrowed. The aggregate outstanding principal amount of all Tranche C Loans may not exceed at any time the amount of the Tranche C Loan Commitment. The Tranche C Loans shall be evidenced by the Tranche C Note.
          (d) Tranche D Loans. On the terms and subject to the conditions contained in this Agreement, the Lender shall make a loan to the Borrower on the Closing Date in the amount of $5,000,000, the Lender shall make additional loans to the Borrower as set forth in clause (a)(i) of the Acquisition Guidelines, and in its sole and absolute discretion, the Lender may make additional loans to the Borrower as set forth in clause (a)(ii) and clause (b) of the Acquisition Guidelines. In addition, up to $2,200,000 in outstanding trade payables owing by the Borrower to the Lender that are past due as of the Closing Date shall be converted to a Tranche D Loan. Each Tranche D Loan (i) may be made from time to time on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof and (iii) once repaid may be reborrowed. The aggregate outstanding principal amount of all Tranche D Loans may not exceed at any time the amount of the Tranche D Loan Commitment. The Tranche D Loans shall be evidenced by the Tranche D Note.
          (e) Aggregate Commitments. In no event may the aggregate outstanding principal amount of the Tranche A Loan, the Tranche B Loans and the Tranche C Loans exceed $30,000,000 at any time, and in no event may the aggregate outstanding principal amount of all of the Loans exceed the Maximum Commitment at any time.
          (f) Commitment Reductions. The Borrower may, from time to time, upon at least three Business Days’ prior notice to the Lender, terminate in whole or reduce in part the unused portions of the Tranche B Loan Commitment, the Tranche C Loan Commitment or the Tranche D Loan Commitment. Each partial reduction shall be in an amount of not less than $250,000 or an integral multiple of $250,000 in excess thereof and shall reduce permanently such Loan commitment then in effect.
          (g) Commitment Termination. The Tranche B Loan Commitment, the Tranche C Loan Commitment and the Tranche D Loan Commitment shall terminate on the Commitment Termination Date.
     Section 2.02. Making the Loans.
          (a) Notice of Borrowing. Subject to the terms and conditions hereof, each Tranche B Loan, Tranche C Loan and Tranche D Loan shall be made on notice given by the Borrower to the Lender by 11:00 A.M. (New York City time) on the third Business Day prior to date of the proposed making of such Loan. Each such notice (a “Notice of Borrowing”) shall be substantially in the form of Exhibit B, specifying therein (i) the proposed date for the making of such Loan, (ii) the amount of Loans constituting the Tranche B Loan, the Tranche C Loan or the Tranche D Loan, and (iii) that the Borrower has complied with the applicable terms and conditions of this Section 2.02 and Article III.

          (b) Order of Priority of Making of Loans. Loans that the Lender makes after the Closing Date shall be made as Tranche B Loans, Tranche C Loans or Tranche D Loans as provided in the Acquisition Guidelines.
          (c) Notice of Borrowing Irrevocable. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Loan, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Loan, which, as a result of such failure, is not made on such date.
     Section 2.03. Repayments.
          (a) Repayment of Tranche A Loan. On January 19, 2007 (the “Tranche A Loan Payment Date”), subject to the provisions of Section 2.03(e) below, the Borrower shall pay the entire outstanding principal amount of the Tranche A Loan, plus accrued and unpaid interest as provided in Section 2.06(a) (the “Required Tranche A Payment”).
          (b) Repayment of Tranche B Loans. On the 20th day after the last day of each Fiscal Quarter after the Closing Date (a “Tranche B Loan Payment Date”), commencing on January 19, 2007, subject to the provisions of Section 2.03(f), (g) and (h) below, the Borrower shall pay down the principal amount of the aggregate outstanding Tranche B Loans in an amount equal to $65 per hearing aid for all hearing aids purchased by Borrower from Lender during the Fiscal Quarter preceding the related Tranche B Loan Payment Date on each new “ship to” account for each Stand-Alone Acquisition financed with a Tranche B Loan (including Tranche B Loans outstanding on the Closing Date), plus accrued and unpaid interest thereon as provided by Section 2.06(a) (such amounts the “Required Tranche B Payment”). On the Maturity Date, the Borrower shall pay the entire aggregate outstanding principal amount of the Tranche B Loans, plus accrued and unpaid interest as provided in Section 2.06(a).
          (c) Repayment of Tranche C Loans. On the 20th day after the last day of each Fiscal Quarter after the Closing Date (each, a “Tranche C Loan Payment Date”), commencing on January 19, 2007, subject to the provisions of Section 2.03(e), (g) and (h) below, the Borrower shall make payments on the Tranche C Loan as follows (each such amount, a “Required Tranche C Payment”): (i) on January 19, 2007, a principal amount equal to $730,000 minus the outstanding principal of Tranche A as of the Closing Date, together with accrued and unpaid interest as provided in Section 2.06(b) and (ii) on each Tranche C Loan Payment Date thereafter, a principal amount equal to $730,000, together with accrued and unpaid interest as provided in Section 2.06(b). In addition, the entire aggregate unpaid principal balance of the Tranche C Loans, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
          (d) Repayment of Tranche D Loans. On the Maturity Date, the Borrower shall pay the entire aggregate outstanding principal amount of the Tranche D Loans, plus accrued and unpaid interest as provided by Section 2.06(c) (such amount, the “Required Tranche D Payment”).
          (e) Deemed Repayments of Tranche A and Tranche C Loans. Notwithstanding the provisions of Section 2.03(a) and (c), and provided that no Event of Default exists on the applicable Tranche A Loan Payment Date or Tranche C Loan Payment Date, then:
          (i) if, as of the Tranche A Loan Payment Date or any Tranche C Loan Payment Date, the Borrower has satisfied the Minimum Purchase Requirement, then the Borrower shall be deemed to have repaid the Required Tranche A Payment and the Required Tranche C Payment that are due on the applicable Loan Payment Date; and
          (ii) if, as of any Loan Payment Date, the Borrower has not satisfied the Minimum Purchase Requirement, then subject to clause (h) below, the Borrower shall receive no credit against the Required Tranche A Payment or the Required Tranche C Payment that is due on such Loan Payment Date.
          (f) Deemed Repayment of Tranche B Loans. Notwithstanding the provisions of Section 2.03(b), and provided that no Event of Default exists on the applicable Tranche B Loan Payment Date, then:
          (i) if, as of a Tranche B Loan Payment Date, the Borrower has satisfied the Minimum Purchase Requirement, then the Borrower shall be deemed to have repaid the Required Tranche B Payment that is due on the applicable Tranche B Loan Payment Date; and
          (ii) if, as of any Tranche B Loan Payment Date, the Borrower has not satisfied the Minimum Purchase Requirement, then subject to clause (h) below, the Borrower shall receive no credit against the Required Tranche B Payment that is due on such Tranche B Loan Payment Date.
          (g) Loan Reductions from Rebates.
          (i) To the extent that the Borrower is entitled to any Additional Rebates under the Supply Agreement at a time that any of the Loan Balance is outstanding, then such Additional Rebates shall not be payable by the Lender to the Borrower but instead the Loan Balance shall be reduced in the following order (or in such other order as the parties may agree from time to time): first the Loan Balance of the Tranche C Loans, second the Loan Balance of the Tranche D Loans and third the Loan Balance of the Tranche B Loans, in each case first to accrued but unpaid interest and then to the installments of principal thereof in the inverse order of the maturities thereof;
          (ii) From and after the payment in full of all outstanding principal and interest on the Tranche A Loans and the Tranche C Loans, to the extent that the Borrower is entitled to any Base Rebates under the Supply Agreement at a time that any Tranche D Loans or Tranche B Loans are outstanding, then such Base Rebates shall not be payable by the Lender to the Borrower but instead the Loan Balance shall be reduced in the following order (or in such other order as the parties may agree from time to time): first the Loan Balance of the Tranche D Loans and second the Loan Balance of the Tranche B Loans, in each case first to accrued but unpaid interest and then to the installments of principal thereof in the inverse order of the maturities thereof.
          (h) Cure of Minimum Purchase Requirement. In the event that pursuant to clause (e) or (f) above, the Borrower fails to satisfy the Minimum Purchase Requirement as of any Loan Payment Date (the “Original Loan Payment Date”), but as of the next following Loan Payment Date (the “Subsequent Loan Payment Date”), the Borrower satisfies the Minimum Purchase Requirement and no Event of Default exists, then on such Subsequent Loan Payment Date, the Borrower shall be deemed to have repaid the Required Tranche A Payment, the Required Tranche B Payment and the Required Tranche C Payment that were due on the applicable Original Loan Payment Date.
     Section 2.04. Optional Prepayments.
          The Borrower may, upon at least thirty (30) days prior written notice to the Lender stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount of the Loans prepaid; provided, however, that that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof (or a lesser amount if such lesser amount constitutes the entire outstanding principal balance of such Loan). Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid, together with accrued interest thereon, shall become due and payable on the date specified for such prepayment. All optional prepayments made pursuant to this Section 2.04 shall be applied to the Loans so specified to reduce the remaining installments thereof in the inverse order of their maturities.
     Section 2.05. Mandatory Prepayment of Loans.
          (a) The Borrower shall prepay the Loan Balance upon receipt by the Borrower or any of its Subsidiaries of the net cash proceeds of any issuance of Stock or Stock Equivalents by the Borrower or any of its Subsidiaries (other than the cash proceeds received by the Borrower in connection with the issuance of Stock or Stock Equivalents pursuant to an Approved Stock Plan and other than cash proceeds received by the Borrower in connection with the exercise of the warrants listed on Schedule 2.05), in an amount equal to 25% of such net proceeds.
          (b) The Borrower shall prepay the Loan Balance within 120 days after the last day of each fiscal year in an amount equal to 20% of Excess Cash Flow for such fiscal year.
          (c) Within 180 days after the Closing Date, to the extent that the Borrower has failed to make a prepayment of the principal amount of the outstanding Tranche D Loans under clause (a) above in an amount of at least $2,000,000 plus the amount of outstanding trade payables that are converted to a Tranche D Loan under Section 2.01(d), the Borrower shall make a prepayment of the principal amount of the outstanding Tranche D Loans in the amount of such shortfall.
          (d) Prepayments under 2.05(a), (b) and (c) above shall be applied to the Loans in the following order (after application of the deemed repayments and reductions under Section 2.03(e), (f), (g) and (h)): first to the Loan Balance of the Tranche D Loan, second to the Loan Balance of the Tranche C Loan and third to the Loan Balance of the Tranche B Loan, in each case first to accrued but unpaid interest and then to the installments of principal thereof in the inverse order of the maturities thereof.
     Section 2.06. Interest.
          (a) Interest on each of the Tranche A Loan and Tranche B Loans shall accrue at a rate per annum equal at all times to 9.5% and shall be payable on the 20th day after the end of each Fiscal Quarter, commencing January 19, 2007, subject to the deemed payments credits as contemplated by Section 2.03(e), (f), (g) and (h) respectively. Accrued interest on the Existing Tranche A Loan and the Existing Tranche B Loan as of the Closing Date shall be payable on January 19, 2007 with the interest on the Tranche A Loan and the Tranche B Loan that accrues from and after the Closing Date, subject to the deemed payments and credits as contemplated by Section 2.03(e), (f) and (g). With respect to the calculation of interest on the unpaid principal amount of the Tranche B Loans, each Tranche B Loan shall be deemed to be made on the first day of the Fiscal Quarter in which such Tranche B Loan is made.
          (b) The Tranche C Loan shall accrue interest at a rate per annum equal at all times to 9.5% and shall be payable on the 20th day after the end of each Fiscal Quarter, commencing January 19, 2007, subject to the deemed payments credits as contemplated by Section 2.03(e), (g) and (h) respectively. Accrued interest on the Existing Tranche C Loan (other than the Existing Tranche C-3 Accrued Interest) as of the Closing Date shall be payable on January 19, 2007 with the interest on the Tranche C Loan that accrues from and after the Closing Date, subject to the deemed payments and credits as contemplated by Section 2.03(e) and (g). With respect to the calculation of interest on the unpaid principal amount of the Tranche C Loans, each Tranche C Loan shall be deemed to be made on the first day of the Fiscal Quarter in which such Tranche C Loan is made.
          (c) The Tranche D Loans shall accrue interest at a rate per annum equal at all times to 5.0% and shall be payable on the first day of each month, commencing February 1, 2007. With respect to the calculation of interest on the unpaid principal amount of the Tranche D Loans, each Tranche D Loan (other than any Tranche D Loan made on the Closing Date) shall be deemed to be made on the first day of the month in which such Tranche D Loan is made.
     Section 2.07. Illegality.
          Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to make or continue the Loans, then, on notice thereof and demand therefor by the Lender to the Borrower, (a) the obligation of the Lender to make or to continue the Loans shall terminate and

(b) the Borrower shall forthwith prepay in full the Loans then outstanding, together with interest accrued thereon.
     Section 2.08. Payments and Computations.
          (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Lender at its address referred to in Section 8.02 in immediately available funds without set-off or counterclaim. Payment received by the Lender after 1:00 PM (New York City time) shall be deemed to be received on the next Business Day.
          (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with the Lender any amount so due.
          (c) All computations of interest hereunder shall be made by the Lender on the basis of a year of 365/6 days and number of days elapsed.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
     Section 2.09. Taxes.
          (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of the Lender’s applicable lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.09) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).
          (c) The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by the Lender and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor, accompanied by reasonable supporting documentation and calculations.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Lender, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.
          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.09 shall survive the payment in full of the other Obligations. Lender agrees that, as promptly as practicable after the officer of Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under this Section 2.09, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its applicable Commitments or Loans through another office of Lender, or (b) take such other measures as Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to Lender pursuant to this Section 2.09 would be reduced and if, as determined by Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of Lender.
     Section 2.10. Conversion.
          (a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, including those in Section 2.10(e), the Lender shall have the right, at the Lender’s option, at any time and from time to time to convert to shares of Common Stock the outstanding principal amount of and accrued interest on the Loans in whole or in part from and after the earliest to occur of (i) three (3) years after the Closing Date, (ii) the announcement of a potential Change of Control (provided that any conversion of the Loan pursuant to this clause (ii) shall occur only if and when such Change of Control is consummated), (iii) the failure of the Borrower to comply with its obligations under Section 2.05(c) (provided that in the event of a cure of such failure prior to delivery of a Conversion Notice, the Lender no longer shall have the right to convert under this clause (iii)) and (iv) the Borrower’s delivery of a notice to the Lender of a notice of prepayment pursuant to Section 2.04, which prepayment would result in a reduction of the outstanding Loan Balance below an amount that would enable the Lender to convert the Loans to 19.9% of the number of shares of Common Stock outstanding on the Closing Date (after giving effect to any issuances of Common Stock on the Closing Date). Any such partial conversion shall be of the Tranche A Loan, the Tranche B Loan, the Tranche C Loan or the Tranche D Loan or any combination of the foregoing in such order as the Borrower shall elect in a written notice to the Lender delivered not more than three (3) Business Days after the date of conversion. Upon any conversion of the Loans, the Maximum Commitment shall be permanently reduced by the aggregate principal amount of the Loans so converted.
          (b) Number of Shares Issuable Upon Conversion. The number of shares issuable upon conversion pursuant to clause (a) shall be equal to the principal of and accrued interest on Loans as to which the Lender elects conversion divided by the conversion rate per share determined pursuant to clause (c) below.
          (c) Conversion Rate. The conversion rate per share shall be the Conversion Price, except that (i) if the Lender converts all or a portion of the Loans pursuant to Section 2.10(a)(ii), then the conversion rate per share shall be at the lower of (A) the Conversion Price and (B) the Current Market Price of the Common Stock as of the date of conversion plus ten percent (10%), and (ii) if the Lender converts all or a portion of the Loans pursuant to Section 2.10(a)(iii), then the conversion rate per share shall be at the lower of (A) the Conversion Price or (B) the Current Market Price of the Common Stock as of the date of conversion.
          (d) Conversion Notice. Any conversion shall be effected by delivering to the Borrower a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit D (the “Conversion Notice”), which may be transmitted by facsimile. The date of any Conversion Notice shall be referred to herein as the “Conversion Date.”
          (e) Limitation on Conversion Right. The conversion rights set forth in this Section 2.10 shall be limited as may be necessary to comply with the applicable shareholder approval rules of the American Stock Exchange or any other national securities exchange or national market system on which the Common Stock may be listed such that the Borrower will not be required to obtain shareholder approval for any acquisition by the Lender of Common Stock upon exercise of the conversion rights provided in this Section 2.10.
          (f) Common Stock Issuance upon Conversion.
          (i) Conversion Date Procedures. Upon conversion pursuant to Section 2.10(a), the outstanding principal amount and accrued interest to be converted shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances as is determined pursuant to clause (b) above. In addition, to the extent that the Commitment of any Tranche is reduced pursuant to Section 2.10(a), the Borrower shall deliver to the Lender a new Note or Notes reflecting the reduced Commitment amounts with respect to such Tranche, and the Lender shall surrender to the Borrower the applicable existing Note or Notes.
          (ii) Stock Certificates or DWAC. Unless no registration statement covering the Common Stock is then effective, the Borrower will deliver to the Lender not later than five (5) Trading Days after the Conversion Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion, provided the Borrower’s transfer agent is participating in the Depository Trust Borrower

(“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Lender, the Borrower shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Lender (or its designee), by crediting the account of the Lender’s (or such designee’s) prime broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Lender by the fifth (5th) Trading Day after the Conversion Date, the Lender shall be entitled by written notice to the Borrower at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion. If the Borrower fails to deliver to the Lender such certificate or certificates (or shares through DTC) pursuant to this Section 2.10(f) (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the sixth (6th) Trading Day after the Conversion Date, the Borrower shall pay to the Lender, in cash, an amount equal to 0.3% of the principal amount subject to such conversion for each Trading Day thereafter until such certificates or shares through DTC are delivered to the Lender or until the conversation is rescinded by the Lender, whichever shall first occur.
          (g) Conversion Price Adjustments.
          (i) Stock Dividends, Splits and Combinations. If the Borrower, at any time while the Loans are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect immediately prior to such event shall be adjusted to a number equal to such Conversation Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 2.10(g)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
          (ii) Distributions. If the Borrower or any of its Subsidiaries, at any time while the Loans are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Borrower or any of its Subsidiaries, then concurrently with such distributions to the holders of Common Stock, the Borrower shall distribute to the Lender the amount of such indebtedness, assets, cash or rights or warrants which the Lender would have received had all the Loans been converted into Common Stock at the Conversion Price immediately prior to the record date for such distribution.
          (iii) Anti-dilution Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Closing Date, the Borrower issues or sells, or in accordance with this Section 2.10 is deemed to have issued or sold, any shares of Common Stock, with the exception of Excluded Issuances, for a consideration per share less than the Minimum Issuance Price (each such sale or issuance, a “Dilutive Issuance”), then concurrent with such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the following:
where:
CP’ = the adjusted Conversion Price per share
CP = the Conversion Price per share prior to such reduction
MIP = the Minimum Issuance Price per share
IP = the consideration per share for which such Common Stock is issued or sold or deemed issued or sold
CMP = the Current Market Price per share as of the date of such issuance or sale or deemed issuance or sale
By way of example, if the Conversion Price per share prior to reduction is $3.30, the Current Market Price per share is $1.40, the Minimum Issuance Price per share is $1.19 (85% of the Current Market Price), and the consideration per share for which such Common Stock is issued or sold or deemed issued or sold is $1.05, then the adjusted Conversion Price would be $2.97:
For purposes of determining the adjusted Conversion Price under this Section 2.10, the following shall be applicable:
          (A) Issuance of Options. If the Borrower in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Minimum Issuance Price in effect immediately prior to such Dilutive Issuance, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2.10(g)(iii)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such

Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of (x) the lowest amounts of consideration (if any) received or receivable by the Borrower with respect to any one share of Common Stock upon granting or sale of the Option, plus (y) the lowest amounts of consideration (if any) received or receivable by the Borrower with respect to any one share of Common Stock upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.
          (B) Issuance of Convertible Securities. If the Borrower in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Minimum Issuance Price in effect immediately prior to such Dilutive Issuance, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Borrower at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2.10(g)(iii)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Borrower with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2.10(g), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
          (C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2.10(g)(iii)(C), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
          (D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Borrower, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, then solely for purposes of this Section 2.10(g), the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Borrower therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Borrower will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Borrower will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Borrower and the Lender. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Borrower and the Lender. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Borrower.
          (E) Adjustment in Other Securities. If as a result of any event or for any other reason, any adjustment is made in the number of shares of Common Stock issuable upon conversion, exercise or exchange of, or in the conversion or exercise price or exchange ratio applicable to, any outstanding securities of the Borrower that are convertible into, or exercisable or exchangeable for, Common Stock, then a corresponding adjustment shall be made to the Conversion Price to the extent that no adjustment is explicitly provided for under Section 2.10(g) hereof with respect to such event or for such other reason.
          (iv) Rounding of Adjustments. All calculations under this Section 2.10 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.
          (v) Notice of Adjustments. Whenever any Conversion Price is adjusted as provided herein, the Borrower shall promptly deliver to the Lender, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.
          (vi) Need for Additional Authorized Shares of Common Stock. The foregoing notwithstanding, in the event the Conversion Price is adjusted as provided herein, giving the Lender the right to acquire more shares of Common Stock than are authorized and reserved for issuance by the Borrower for such purpose, the Borrower will promptly convene a meeting of the stockholders and solicit the approval of the stockholders to an increase in the number of shares of authorized Common Stock so as to facilitate conversions at the adjusted Conversion Price.
          (vii) Notice of Certain Events. If at any time when the Loan or Loans are convertible or would thereby become convertible:
               (A) the Borrower shall declare a dividend (or any other distribution) on the Common Stock; or
               (B) the Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; or
               (C) the Borrower shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or
               (D) the approval of any stockholders of the Borrower shall be required in connection with any reclassification of the Common Stock of the Borrower, any consolidation or merger to which the Borrower is a party, any sale or transfer of all or substantially all of the assets of the Borrower, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or
               (E) the Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Borrower; or
               (F) the Borrower shall issue securities constituting a Dilutive Issuance;
          then the Borrower shall cause to be mailed to the Lender at its last address as it shall appear upon the books of the Borrower, on or prior to the date notice to the Borrower’s stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, securities issuance, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.
          (h) Reservation and Issuance of Underlying Securities. The Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Loans, free from preemptive rights or any other actual contingent purchase rights of persons other than the Lender, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 2.10 but without regard to any ownership limitations contained herein). The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable, freely tradeable and free of any liens, claims and encumbrances.
          (i) No Fractions. Upon a conversion hereunder the Borrower shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Borrower elects not, or is unable, to make such a cash payment, the Lender shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
          (j) Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon any conversion shall be made without charge to the Lender hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Borrower, and such certificates shall be issued in the name of the Lender or in such name or names as may be directed by the Lender.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.01. Conditions Precedent to the Effectiveness of this Agreement.
          The effectiveness of this Agreement and the obligation of the Lender to make the Loans on the Closing Date is subject to satisfaction of the conditions precedent that the Lender shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Lender:
          (a) The Notes, duly executed by the Borrower.
          (b) The Supply Agreement and the Investor Rights Agreement, each duly executed by the parties thereto.
          (c) Copies of (i) the resolutions of the board of directors of the Borrower approving each Loan Document to which it is a party, (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Loan Document and the transactions contemplated thereby and (iii) a copy of the Certificate of Incorporation and the By-laws of the Borrower certified by a

Secretary or an Assistant Secretary of the Borrower as being true and correct and in full force and effect as of the Closing Date.
          (d) A certificate of the Secretary of State of the State of Delaware as to the existence and good standing of the Borrower.
          (e) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower.
          (f) The amendment to the Security Agreement in the form attached hereto as Exhibit C, duly executed by the Borrower.
          (g) A certificate, signed by a Responsible Officer of the Borrower, stating that each of the conditions specified in Section 3.01 and Section 3.03, if applicable, has been satisfied.
          (h) An opinion letter of Borrower’s counsel, in form and substance reasonably satisfactory to Lender.
          (i) Evidence that the all Loans outstanding on the Closing Date and advanced after the Closing Date qualify as senior indebtedness under all of the Subordinated Notes.
          (j) The Closing Statement, duly executed by the Borrower and the Lender.
          (k) Such additional documents, information and materials as the Lender may reasonably request.
     Section 3.02. Conditions Precedent to Loans Made After the Closing Date.
          No Loan shall be made hereunder after the Closing Date unless each of the following conditions is satisfied as of the date of such Loan:
          (a) Each of the conditions precedent set forth in Section 3.01 shall have been satisfied as of such date.
          (b) The application of the proceeds of the Loan shall comply with the Acquisition Guidelines.
     Section 3.03. Additional Conditions Precedent to Making All Loans.
          No Loan shall be made hereunder (including the Loans to be made on the Closing Date) unless each of the following conditions is satisfied as of the date of such Loan:
          (a) The following statements shall be true on the date of such Loan, before and after giving effect to the making of such Loan and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on such date such statements are true):
     (i) The representations and warranties of the Borrower contained in Article IV and in each of the other Loan Documents are true and correct in all material respects on and as of such date as though made on and as of such date;
     (ii) No Default or Event of Default is continuing or will result from the Loan being made on such date; and
     (iii) All necessary governmental and material third party approvals required to be obtained by the Borrower and its Subsidiaries in connection with the transactions contemplated hereby and by each of the other Loan Documents have been obtained and remain in full force and effect.
          (b) All costs and accrued and unpaid fees and expenses required to be paid to the Lender on or before such date, to the extent then due and payable, shall have been paid.
          (c) The making of Loans on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.
          (d) The Borrower shall be in compliance with its obligations under Section 2.05(c).
     Section 3.04. Deadline for Satisfaction of Conditions.
          In the event that the Closing Date shall not occur on or prior to January 31, 2007, then this Agreement shall not become effective and shall be null and void with the same effect as if it had not ever been executed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:
     Section 4.01. Corporate Existence; Compliance with Law.
          The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have no Material Adverse Effect; (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Certificate of Incorporation and By-laws; (e) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate have no Material

Adverse Effect; and (f) has all Permits or consents from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or consents which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate have no Material Adverse Effect.
     Section 4.02. Corporate Power; Authorization; Enforceable Obligations.
          (a) The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions related to the transactions contemplated hereby and thereby:
          (i) are within such Person’s corporate powers;
          (ii) have been duly authorized by all necessary corporate action;
          (iii) do not and will not (A) contravene such Person’s Certificate of Incorporation or By-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any contractual obligation of such Person, or (D) result in the creation or imposition of any Lien upon any of the property of such Person, other than Liens for the benefit of the Lender; and
          (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made and copies of which have been or will be delivered to the Lender pursuant to Section 3.01, and each of which on the Closing Date and on each subsequent lending date will be in full force and effect.
          (b) This Agreement and the Supply Agreement have been, and each of the other Loan Documents will be upon delivery thereof, duly executed and delivered by the Borrower. This Agreement and the Supply Agreement are, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.
     Section 4.03. Full Disclosure.
          No written statement prepared or furnished by or on behalf of the Borrower or any of its Affiliates in connection with any of the Loan Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 4.04. Financial Matters.
          (a) Each of the financial statements described below (copies of which have heretofore been provided to the Lender), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified (subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes):
          (i) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, audited by BDO Seidman, LLP, copies of which have been furnished to the Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of and for such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.
          (ii) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 5.07(a) and 5.07(b).
          (b) Since December 31, 2005, there has been no Material Adverse Change, and there have been no events or developments that in the aggregate have had a Material Adverse Effect.
          (c) The Borrower is, and on a consolidated basis the Borrower and its Subsidiaries are, Solvent.
     Section 4.05. Litigation.
          (a) The performance of any action by the Borrower or any of its Subsidiaries required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of such transactions.
          (b) There are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, arbitrator or other Governmental Authority, other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.
     Section 4.06. Margin Regulation.
          The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     Section 4.07. No Default.
          No Default or Event of Default has occurred and is continuing.
     Section 4.08. Investment Company Act. —
          The Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.
     Section 4.09. Use of Proceeds.
          The Borrower has used the proceeds of all loans made under the Existing Credit Agreement solely as required by the terms of the Existing Credit Agreement.
     Section 4.10. Pari Passu Obligations.
          The Obligations constitute the direct, unconditional and general obligations of the Borrower, and rank at least pari passu with all other Indebtedness and other obligations of the Borrower and rank senior to all of the Borrower’s Subordinated Notes.
     Section 4.11. Compliance with Agreements.
          The Borrower and each of its Subsidiaries is in compliance with all material indentures, material agreements (including the Supply Agreement) and other material instruments binding upon it or any of their respective property.
ARTICLE V
AFFIRMATIVE COVENANTS
          As long as any of the Obligations or the Commitments remain outstanding, the Borrower agrees with the Lender that:
     Section 5.01. Compliance with Laws, Etc.
          The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, contractual obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits.
     Section 5.02. Conduct of Business.
          The Borrower shall (a) conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course and consistent with past practice, and (b) perform and observe, in all material respects, and cause each of its Subsidiaries to perform and observe, in all material respects, all the terms, covenants and conditions required to be performed and observed by it under its contractual obligations, and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such contractual obligations; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to perform or observe any contractual obligation the nonperformance or nonobservation of which would have no Material Adverse Effect.
     Section 5.03. Preservation of Corporate Existence, Etc.
          The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to preserve or maintain any rights or franchises which are no longer used by Borrower or its Subsidiaries in the conduct of their respective businesses or where the preservation or maintenance of such rights or franchises is no longer economically feasible, in Borrower’s reasonable discretion.
     Section 5.04. Access.
          The Borrower shall, at any reasonable time and from time to time, with reasonable prior notice permit the Lender or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with the Borrower’s independent certified public accountants; provided that the Borrower is present during such communications or has given its consent (such consent not to be unreasonably withheld) for such communications to occur without the presence of the Borrower. The Borrower shall authorize its independent certified public accountants to disclose to the Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries, subject to the Lender’s agreement to preserve the confidentiality of such information.
     Section 5.05. Keeping of Books.
          The Borrower shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary.
     Section 5.06. Application of Proceeds.
          (a) The Borrower shall use a portion of the proceeds of the Tranche D Loan made on the Closing Date sufficient to repay certain Indebtedness under the Specified Notes that is outstanding after giving effect to any exercise of the related warrants. Borrower shall use its best efforts to obtain the agreement of the holders of the Specified Notes to agree to accept repayments of at least $1,500,000 and shall deliver to the Lender an accounting, in form and substance reasonably acceptable to the Lender, detailing the application of the proceeds of the Tranche D Loan to such repayment.
          (b) The Borrower shall use the remaining proceeds of the Tranche D Loan made on the Closing Date solely to finance the purchase of an Acquisition Target in a Stand-Alone Acquisition and to finance the integration of Acquisition Targets, including Acquisition Targets acquired prior to the Closing Date in Stand-Alone Acquisitions.
          (c) The Borrower shall use the proceeds of any Tranche B Loans, Tranche C Loans and Tranche D Loans made after the Closing Date solely to pay a portion of the purchase price in connection with the purchase or acquisition of Acquisition Targets in Stand-Alone Acquisitions in accordance with the Acquisition Guidelines.
     Section 5.07. Financial Statements.
          The Borrower shall furnish to the Lender:
          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and the independent auditor’s report thereon without qualification by BDO Seidman, LLP or other independent public accountants of recognized national standing, together with a certificate of such accounting firm stating that in the course of the regular audit of the consolidated financial statements of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default (insofar as they relate to accounting and auditing matters) has occurred and is continuing, a statement as to the nature thereof.
          (b) as soon as available and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all prepared in conformity with GAAP (subject to normal year-end adjustments) and certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, and (ii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such fiscal quarter.

     Section 5.08. Reporting Requirements.
          The Borrower shall furnish to the Lender:
          (a) Promptly, and in any event within ten Business Days after receipt of written notice of the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, except those which in the aggregate, if adversely determined, would have no Material Adverse Effect;
          (b) promptly and in any event within ten Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any contractual obligation which is material to the business, prospects, operations or financial condition of the Borrower and its Subsidiaries taken as one enterprise, or (iii) any Material Adverse Change after the Closing Date or any event, development or other circumstance which has any reasonable likelihood of causing or resulting in a Material Adverse Change, telephonic notice in reasonable detail specifying the nature of the Default, Event of Default, breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;
          (c) as soon as available and in any event within 30 days after the end of each fiscal year, an update of the existing five year forecast of annual purchases, sales, earnings, capital expenditures, working capital requirements and projected cash flow results of the Borrower and its Subsidiaries on a consolidated basis through the Maturity Date; and
          (d) promptly such other information as the Lender may reasonably request from time to time.
     Section 5.09. Insurance.
          The Borrower shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances, and furnish the Lender on request full information as to all such insurance.
     Section 5.10. Payment of Taxes and Claims.
          The Borrower shall pay, and cause each of its Subsidiaries to pay, (a) all Taxes, assessments and governmental charges imposed upon it or upon its property, and (b) all genuine claims (including claims for labor, materials, supplies or services) that might, if unpaid, become a Lien upon its property or assets, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has maintained adequate reserves in accordance with GAAP with respect thereto or has posted a bond in respect thereof satisfactory to the Lender.

     Section 5.11. Compliance with Agreements.
          The Borrower shall, and shall cause each of its Subsidiaries to, (i) perform and observe all the terms, covenants and conditions required to be performed and observed by it under its contractual obligations and (ii) do all things necessary to preserve and keep unimpaired its rights under such contractual obligations; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to perform or observe any contractual obligation the nonperformance or nonobservation of which would have no Material Adverse Effect.
     Section 5.12. Further Documents.
          The Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver or to cause to be executed and delivered to the Lender from time to time such consents and such other documents, instruments or agreements as the Lender may reasonably request, that are, in the Lender’s reasonable judgment, necessary or desirable to obtain or preserve for the Lender the benefit of the Loan Documents.
     Section 5.13. [Intentionally omitted]
     Section 5.14. Collateral Documents.
          The Borrower, at its sole cost and expense, shall take all actions necessary or reasonably requested by the Lender to maintain each Collateral Document in full force and effect and enforceable in accordance with its terms, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing, and if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens (other than Liens permitted by Section 6.01) adversely affecting the rights of the Lender in the Collateral, and (v) publishing or otherwise delivering notice to third parties.
ARTICLE VI
NEGATIVE COVENANTS
          As long as any of the Obligations or the Commitments remain outstanding, the Borrower agrees with the Lender that:
     Section 6.01. Liens, Etc.
          The Borrower shall not create or suffer to exist, and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its or such Subsidiary’s properties, whether now owned or hereafter acquired, or assign any right to receive income, except for:
          (a) Liens created pursuant to the Loan Documents;
          (b) Purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any such Subsidiary of the Borrower in the ordinary course of business to secure the purchase price of such property or to secure

Indebtedness incurred solely for the purpose of financing the acquisition of such property (and any refinancings thereof), and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided, however, that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) and in clause (h) below shall not exceed $75,000,000 in the aggregate at any time outstanding;
          (c) Liens arising by operation of law (statutory or common) in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrower or any such Subsidiary in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) the Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person, unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof, and (ii) all such defaults in the aggregate have no Material Adverse Effect;
          (d) Liens (excluding environmental liens) securing taxes, assessments or governmental charges or levies; provided, however, that (i) neither the Borrower nor any such Subsidiary is in default in respect of any payment obligation with respect thereto unless the Borrower or such Designated Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof and (ii) all such defaults in the aggregate have no Material Adverse Effect;
          (e) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits;
          (f) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; provided, however, that all such Liens in the aggregate have no Material Adverse Effect;
          (g) Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any such Subsidiary or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any such Subsidiary; and
          (h) Liens to secure capitalized lease obligations; provided, however, that: (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction) of the property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iv) the aggregate principal amount of Indebtedness secured by the Liens referred to in this clause (h) and in clause (b) above shall not exceed $75,000,000 in the aggregate at any time outstanding.

          (i) Those existing Liens set forth on Schedule 6.01.
     Section 6.02. Indebtedness.
          The Borrower shall not create or suffer to exist, or permit any of the Subsidiaries to create or suffer to exist, any Indebtedness except:
          (a) the Obligations;
          (b) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of the Borrower and such Subsidiaries;
          (c) Permitted Subordinated Indebtedness incurred by the Borrower;
          (d) Permitted Senior Indebtedness incurred by the Borrower;
          (e) Permitted Acquisition Indebtedness incurred by the Borrower;
          (f) Indebtedness secured by Permitted Liens;
          (g) Indebtedness of any Subsidiary to Borrower or to any other Subsidiary;
          (h) Indebtedness which may be deemed to exist pursuant to any guaranties, performance bonds, surety bonds, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (i) Indebtedness of Borrower to any Subsidiary incurred in the ordinary course of business; and
          (j) Indebtedness of Borrower existing on the Closing Date and disclosed on Schedule 6.02 and extensions or renewals of such Indebtedness that do not increase the principal amount thereof.
     Section 6.03. Mergers, Sale of Assets, Etc.
          The Borrower shall not, other than in the ordinary course of its business, and shall not permit any of its Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person or (c) sell, lease, transfer or otherwise dispose of, whether in one transaction or in a series of transactions all or substantially all of its assets.

     Section 6.04. Change in Nature of Business.
          The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof.
     Section 6.05. Modification of Material Agreements.
          The Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate or waive any of their respective rights under, or fail to comply in all material respects with, any of its material contractual obligations; provided, however, that, with respect to any contractual obligation, the Borrower shall not be deemed in default of this Section if all such alterations, amendments, modifications, rescissions, terminations, waivers or failures in the aggregate have no Material Adverse Effect; and provided, further, that in the event of any breach or event of default by a Person other than the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Lender of any such breach or event of default and take all such action as may be reasonably necessary in order to endeavor to avoid having such breach or event of default have a Material Adverse Effect.
     Section 6.06. Cancellation of Indebtedness Owed to the Borrower.
          The Borrower shall not cancel, or permit any of its Subsidiaries to cancel, any claim or material Indebtedness owed to it except for adequate consideration and in the ordinary course of business; provided that Indebtedness not exceeding $100,000 shall not be deemed to be “material” for purposes hereof and provided, further, that neither the Borrower nor its Subsidiaries shall cancel claims or material Indebtedness more than one time in any Fiscal Quarter and provided further that the foregoing shall not in any way limit the Borrower’s or its Subsidiaries’ ability to negotiate and effect adjustments to trade accounts receivable or other customer payables, including the granting of credits, rebates and adjustments, in the ordinary course of business.
     Section 6.07. Capital Structure.
          The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its Certificate of Incorporation or By-laws other than for amendments which in the aggregate have no Material Adverse Effect.
     Section 6.08. Accounting Changes.
          The Borrower shall not make, nor permit any of its Subsidiaries to make, any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Lender.

     Section 6.09. OFAC Compliance.
          The Borrower shall not enter into contracts or otherwise do business with any Person whose name appears on any of the various lists maintained by the Office of Foreign Asset Control of the United States Department of Treasury.
     Section 6.10. Investments in Other Persons.
          The Borrower shall not, directly or indirectly, make or permit any of its Subsidiaries to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock, Stock Equivalents, other equity interests, obligations or other securities of, or any assets constituting the purchase of a business or line of business, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person (including, without limitation, any Subsidiary of the Borrower) (any such transaction being an “Investment”), except (a) Investments in Cash Equivalents, (b) in the ordinary course of the Borrower’s business, and (c) unless as is otherwise permitted or provided for in this Agreement.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01. Events of Default.
          Each of the following events shall be an “Event of Default”:
          (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, the Loans, any other amount due hereunder or under the other Loan Documents or any other Obligations hereunder when the same becomes due and payable (other than payments required under Section 2.05(c)); or
          (b) Any representation or warranty made or deemed made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been materially incorrect when made or deemed made; or
          (c) (i) The Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Articles V or VI, or (ii) the Borrower or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or
          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of the Borrower or any such Subsidiary having a principal amount of $100,000 or more (excluding indebtedness evidenced by the Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay continues for a period of 45 days; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or the Borrower or any of its Subsidiaries shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or
          (e) The Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower or any of its Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
          (f) One or more judgments or order for the payment of money in excess of $100,000 in the aggregate to the extent not fully covered by insurance shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (g) The Borrower shall be in default under the Supply Agreement beyond any grace or cure period specified therein, or the Supply Agreement shall be cancelled, terminated, revoked or rescinded in accordance with the terms thereof other than due to the (i) breach thereof by the Lender, (ii) mutual agreement of the parties thereto or (iii) the expiration of the term thereof, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind the Supply Agreement shall be commenced by or on behalf of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, the Supply Agreement is illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or
          (h) There shall occur a Change of Control; or
          (i) The Borrower fails to pay the trade payables owing to the Lender in accordance with their terms; or

          (j) The Borrower commits a willful breach of its obligations under Section 4 of the Investor Rights Agreement.
     Section 7.02. Remedies.
          If there shall occur and be continuing any Event of Default, the Lender may (a) by notice to the Borrower, cancel the Commitments and declare the obligation of the Lender to make the Loans to be terminated, whereupon the same shall forthwith be canceled and terminated; and (b) by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in subparagraph 7.01(e), (i) the Commitments shall automatically be canceled and the obligation of the Lender to make the Loans shall automatically be terminated and (ii) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Lender may exercise any remedies provided by applicable law or in equity.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Amendments, Etc.
          No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 8.02. Notices.
          Except as otherwise provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)	if to the Borrower:
HearUSA, Inc.
1250 Northpoint Parkway
West Palm Beach, FL 33407
Attention: President
Telecopy No. (561) 688-8893

With a copy to:
LaDawn Naegle, Esq.
Bryan Cave LLP
700 13th Street, N.W., Suite 700
Washington, DC 20005
Telecopy No. (202) 508-6200
(ii)	if to the Lender:
Siemens Hearing Instruments, Inc.
10 Constitution Avenue
Piscataway, New Jersey 08855
Attention: President
Telecopy No. (732) 562-6688
With a copy to:
James Ruger, Esq.
c/o Siemens Medical Solutions USA, Inc.
Legal Department
51 Valley Stream Parkway
Malvern, PA 19355-1406
          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 8.03. No Waiver; Remedies.
          No failure on the part of the Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.
     Section 8.04. Costs; Expenses; Indemnities.
          (a) Each of the parties hereto shall bear its own expenses (including, without limitation, fees and expenses of the counsel, accountants, appraisers, consultants or industry experts or other experts) incurred by it in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder and the transactions contemplated hereby and thereby.

          (b) The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (each of the foregoing being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, or any act, event or transaction related or attendant to any thereof, (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 8.04(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee.
          (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding, the Borrower shall promptly do so, and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense, and all costs and expenses of such counsel shall be borne by the Borrower. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.
          (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 8.04) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.
     Section 8.05. Right of Set-off.
          Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not the Lender shall have made any demand under this Agreement, the Notes or any other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

     Section 8.06. Binding Effect.
          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Lender. The Lender shall have the right to assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Borrower.
     Section 8.07. Governing Law.
          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     Section 8.08. Severability.
          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 8.09. Submission to Jurisdiction; Service of Process.
          (a) Any legal action or proceeding with respect to this Agreement or the Notes or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrower and the Lender hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) Each of the Borrower and the Lender irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, or the Lender, as the case may be, at its address provided herein.

          (c) Nothing contained in this Section 8.09 shall affect the right of the Lender or any holder of the Notes to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.
     Section 8.10. Waiver of Jury Trial.
          EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
     Section 8.11. Section Titles.
          The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     Section 8.12. Execution in Counterparts.
          This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and both of which taken together shall constitute one and the same agreement.
     Section 8.13. Survival.
          The representations and warranties of the Borrower contained in each of the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loans.
     Section 8.14. Entire Agreement.
This Agreement, together with the Exhibits and Schedules hereto and all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embody the entire agreement of the parties and supersedes all prior agreements and understandings, either oral or written, relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HearUSA, Inc.

By:	/s/ Stephen J. Hansbrough
Name:	Stephen J. Hansbrough
Title:	President and CEO

SIEMENS HEARING INSTRUMENTS, INC.

By:	/s/ William J. Lankenau
Name:	William J. Lankenau
Title:	President and CEO
Signature Page to
Second Amended and Restated Credit Agreement

EXHIBIT A-1
FORM OF TRANCHE A NOTE

U.S. $	Dated: December ___, 2006
          FOR VALUE RECEIVED, the undersigned, HearUSA, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the “Lender”) the principal sum of [                    ] United States Dollars ($[                    ]), or, if less, the aggregate unpaid principal amount of the Tranche A Term Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.
          The Borrower promises to pay interest on the unpaid principal amount of the Tranche A Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to the Lender at Wachovia Bank, National Association, in Atlanta GA (or such other bank as may be deemed by Lender), in immediately available funds. The Tranche A Loan made by the Lender to the Borrower, and all payments made on account of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on this Tranche A Note.
          This Note is the Tranche A Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche A Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche A Loan being evidenced by this Tranche A Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche A Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

A-1-1

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HearUSA, INC.

By:
Name:
Title:

A-1-2

EXHIBIT A-2
FORM OF TRANCHE B NOTE

U.S. $30,000,000	Dated: December [___], 2006
          FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the “Lender”) the principal sum of THIRTY MILLION United States Dollars ($30,000,000), or, if less, the aggregate unpaid principal amount of the Tranche B Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.
          The Borrower promises to pay interest on the unpaid principal amount of the Tranche B Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to the Lender at Wachovia Bank, National Association, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender’s books and records of the Tranche B Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error.
          This Note is the Tranche B Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche B Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche B Loan being evidenced by this Tranche B Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche B Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

A-2-1

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HearUSA, INC.

By:
Name:
Title:

A-2-2

EXHIBIT A-3
FORM OF TRANCHE C NOTE

U.S. $30,000,000	Dated: December [___], 2006
          FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the “Lender”) the principal sum of THIRTY MILLION United States Dollars ($30,000,000), or, if less, the aggregate unpaid principal amount of the Tranche C Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.
          The Borrower promises to pay interest on the unpaid principal amount of the Tranche C Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to the Lender at Wachovia Bank, National Association, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender’s books and records of the Tranche C Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error
          This Note is the Tranche C Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche C Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche C Loan being evidenced by this Tranche C Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche C Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

A-3-1

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HearUSA, INC.

By:
Name:
Title:

A-3-2

EXHIBIT A-4
FORM OF TRANCHE D NOTE

U.S. $50,000,000	Dated: December [___], 2006
          FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the “Lender”) the principal sum of FIFTY MILLION United States Dollars ($50,000,000), or, if less, the aggregate unpaid principal amount of the Tranche D Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.
          The Borrower promises to pay interest on the unpaid principal amount of the Tranche D Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to the Lender at Wachovia Bank, National Association, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender’s books and records of the Tranche D Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error
          This Note is the Tranche D Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche D Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche D Loan being evidenced by this Tranche D Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche D Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

A-4-1

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HearUSA, INC.

By:
Name:
Title:

A-4-2

EXHIBIT B
FORM OF
NOTICE OF BORROWING
[                ], 20
Siemens Hearing Instruments, Inc.
10 Constitution Avenue
Piscataway, New Jersey 08855
Attention: Chief Financial Officer
          Re: HearUSA, Inc.
Ladies and Gentlemen:
          Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between the undersigned and Siemens Hearing Instruments, Inc. (the “Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
          The undersigned hereby gives you notice, irrevocably, pursuant to [Section 2.02(b)/2.02(c)/2.02(d)] of the Credit Agreement that the undersigned hereby requests a [Tranche B Loan/Tranche C Loan/Tranche D Loan] under the Credit Agreement, and in that connection sets forth below the information relating to such [Tranche B Loan/Tranche C Loan/Tranche D Loan] (the “Proposed Borrowing”) as required by Section 2.02 of the Credit Agreement:
     (a) The Business Day of the Proposed Borrowing is [                ], 200[    ] (the “Borrowing Date”).
     (b) The aggregate amount of the [Tranche B Loan/Tranche C Loan/Tranche D Loan] is $[                    ].
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date, before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) The representations and warranties of the Borrower contained in Article IV of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Borrowing Date;
     (b) No Default or Event of Default is continuing or will result from the Proposed Borrowing;
     (c) All necessary governmental and material third party approvals required to be obtained by the Borrower and its Subsidiaries in connection with the Proposed Borrowing and the transactions contemplated thereby and by each of the other Loan Documents have been obtained and remain in full force and effect;
     (d) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lender on or before the Borrowing Date, to the extent then due and payable, have been paid;
     (e) The making of the Loan on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently; and
     (f) The terms of the purchase or acquisition and the Acquisition Target to which the [Tranche B Loan/Tranche C Loan/Trance D Loan] complies with the Acquisition Guidelines.

Very truly yours,

HearUSA, INC.

By:
Name:
Title:

A-4-2

EXHIBIT D
FORM OF
CONVERSION NOTICE
     The undersigned hereby elects to convert the aggregate outstanding principal amount of the Loan or Loans indicated below into shares of Common Stock of HearUSA, Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Lender for any conversion, except for such transfer taxes, if any.

Date to Effect Conversion:

Total Amount of Loans Being Converted:	Principal:

Accrued Interest:

Siemens Hearing Instruments, Inc.

By:

Name:

Title:

EXHIBIT E
FORM OF
CLOSING STATEMENT
CLOSING STATEMENT
This Closing Statement is delivered pursuant the Second Amended and Restated Credit Agreement dated as of December 30, 2006, between HearUSA, Inc. and Siemens Hearing Instruments, Inc.

	Pre-Closing	Post-Closing
Past Due Trade Payables to Be Converted		$0.00

Siemens Loans:	Interest	Principal	Total
Tranche A			$0.00	$0.00
Tranche B			$0.00	$0.00
Tranche C1			$0.00
Tranche C2	$0.00		$0.00
Tranche C3			$0.00

Total Tranche C	$0.00	$0.00	$0.00	$0.00

Tranche D

Total Outstanding Loans			$0.00	$0.00
Dated:

HearUSA, Inc.
By:	/s/ Stephen J. Hansbrough
Name:	Stephen J. Hansbrough
Title:	President & CEO

Siemens Hearing Instruments, Inc.
By:	/s/ William J. Lankenau
Name:	Willaim J. Lankenau
Title:	President & CEO